Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-8 of NGL Energy Partners LP for the registration of common units representing limited partner interests pertaining to the NGL Energy Partners LP 2011 Long-Term Incentive Plan, of our report dated February 11, 2011, related to the consolidated financial statements of NGL Supply, Inc. and subsidiaries for the year ended March 31, 2010, and our report dated November 3, 2011, with respect to the combined financial statements of SemStream, L.P Non-Residential Division as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010.

/s/ BDO USA, LLP

Dallas, Texas

November 15, 2012